Exhibit 99.1

REMINDER: Microbot Medical Announces Data from the Company’s ACCESS-PVI trial will be Presented via Podium Presentation at Society of Interventional Radiology Annual Meeting

Company Reaffirms Expected Timing of FDA Decision With Respect to 510(K) Clearance of LIBERTY® During the Current Second Quarter

BRAINTREE, Mass., April 1, 2025 -- Microbot Medical Inc. (Nasdaq: MBOT), developer of the innovative LIBERTY® Endovascular Robotic System, is providing this reminder that data from the Company’s ACCESS-PVI trial will be presented by Francois Cornelis, MD, PhD, FCIRSE, Memorial Sloan Kettering Cancer Center, Department of Radiology. This is the first time data from the study will be presented via a podium presentation, to take place on Wednesday, April 2, 11:33am CT.

ACCESS-PVI trial, a prospective, multicenter, single-arm trial evaluating the performance and safety of LIBERTY® in patients undergoing peripheral vascular interventions.

In conjunction with the data presentation, members of the Company’s executive and clinical teams have been meeting with SIR attendees. The Company reaffirms that it expects the FDA’s decision with respect to 510(K) clearance of LIBERTY® during the current second quarter.

About Microbot Medical®

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-commercial stage medical technology company with a vision to improve the quality of care for millions of patients and providers globally. The Company has developed the world’s first single-use, fully disposable endovascular robotic system, which aims to eliminate traditional barriers to accessing advanced robotic systems.

Further information about Microbot Medical® is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, the Company’s need for and ability to obtain additional working capital to continue its transition to a commercially focused company, market conditions, risks inherent in the development and/or commercialization of the LIBERTY® Endovascular Robotic System, uncertainty in the results of regulatory pathways and regulatory approvals, including whether the FDA will timely grant 510(k) clearance to commercially market the LIBERTY® Endovascular Robotic System in the United States if at all, uncertainty resulting from political, social and geopolitical conditions, particularly any changes in personnel or processes or procedures at the FDA, disruptions resulting from new and ongoing hostilities between Israel and the Palestinians and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact: IR@microbotmedical.com